EXHIBIT 99.1

Dan McGregor Named Chief Credit Officer at American River Bank

SACRAMENTO, Calif., May 03, 2018 (GLOBE NEWSWIRE) -- American River Bankshares (NASDAQ–GS:AMRB), the parent company of American River Bank, today announced that Dan McGregor has been named Executive Vice President and Chief Credit Officer.  McGregor will be responsible for the management of credit evaluation and risk analytics for lending at American River Bank, including underwriting, loan review process and policy and risk management.

“As we expand our commercial lending capabilities and execute on our strategic initiatives, we need an experienced industry leader like Dan who can establish a strong foundation, while also developing scalable processes to keep up with the changes we anticipate for our business lending,” said David E. Ritchie, President and CEO of American River Bankshares.  “His strong credit background and superior risk management skills make him an excellent fit to round out our executive team.”

Mr. McGregor has over 30 years of industry experience, including multiple appointments as Chief Credit Officer for successful financial institutions across the state of California. His most recent role was that of Loan/Compliance Consultant for AuditOne, LLC as an independent contractor. Mr. McGregor holds a B.S. in Business from Pepperdine University.

About American River Bankshares
American River Bankshares (NASDAQ-GS:AMRB) is the parent company of American River Bank, a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (800) 544-0545 or visit AmericanRiverBank.com.

Forward-Looking Statements
Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and in subsequent reports filed on Form 10-Q and Form 8-K.  The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

Investor Contact:
Mitchell A. Derenzo, Executive Vice President & Chief Financial Officer
American River Bankshares
916-231-6723

Media Contact:
Erica Dias, Vice President, Marketing & Community Engagement
American River Bankshares
916-231-6717